Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and the use of our report dated June 14, 2012 with respect to the consolidated financial statements of ID Analytics, Inc. included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-183598) and related Prospectus of LifeLock, Inc. for the registration of shares of its common stock.

/s/ Ernst & Young LLP

Phoenix, Arizona

September 14, 2012